Exhibit 10.33
EMPLOYMENT AGREEMENT
     THIS AGREEMENT made and entered into as of the 6th day of January 2006, by and between Ronnie D. Kessinger (“Employee”), a citizen and resident of Davie County, North Carolina, and Triad Guaranty Inc., its subsidiaries and affiliates (collectively referred to as “Company”);
     WHEREAS, Employee is currently employed by the Company as Senior Executive Vice President and Chief Operating Officer and a Director of Triad Guaranty Insurance Corporation and Triad Guaranty Assurance Corporation; and
     WHEREAS, by the execution of this Agreement, Employee desires to become a part-time employee effective January 16, 2006; and
     WHEREAS, Company desires to employ Employee for a period commencing on January 16, 2006 through January 1, 2009 as a permanent part time employee and for an indefinite period thereafter under the terms set forth below; and
     WHEREAS, Company and Employee mutually acknowledge that the Employment Agreement dated October 20, 1993 and subsequent Amendment dated March 27, 1997 (together the “Prior Agreement”) is terminated as a result of such change in employment status and that neither the Employee nor Company has any obligation under the Prior Agreement; and
     WHEREAS, in consideration of the mutual covenants hereinafter contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
I.
     Employee shall become a part-time employee effective January 16, 2006, with the title of Senior Executive Vice President and Assistant to the President and CEO.

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Employee will continue in his position as a director of both Triad Guaranty Insurance Corporation and Triad Guaranty Assurance Corporation.
II.
     Employee and Company mutually agree that the Prior Agreement is terminated as a result of such change in employment status and that neither Employee nor Company has any obligation under the Prior Agreement.
III.
     In consideration of Employee’s execution of this Agreement, Company will provide Employee with the following benefits:
     Upon the expiration of the seven (7) day period described in Paragraph XI (c) of this Agreement (the “Effective Date”), Company and Employee agree as follows:
1.	Beginning January 16, 2006, and continuing until July 15, 2006, Employee will work seven (7) to ten (10) days per month at the rate of $25,000 per month. Employee will serve at the pleasure of the President with a primary focus on working with key constituents (e.g. analysts, rating agencies, investors) analyzing strategic issues and assisting with the development of the key personnel. This term may be extended on a month-to-month basis upon mutual agreement of the parties.

2.	Following this six (6) month period, as extended, Employee will resign as an officer and director of the Company and its subsidiaries. Company may request that Employee work up to ten (10) hours per month, upon reasonable notice, for the remainder of the term of employment and employee will be paid for the hours actually worked at the rate of $300/hr.
     These sums will be paid on semi-monthly pay periods as the Company’s usual practice. All payments will be subject to required federal and state withholding.

2.

     Employee and/or his family will be entitled to COBRA benefits, as eligible, under the Company’s medical and dental plans, at Employee’s expense; provided, however that Company will subsidize the expense during the initial six (6) month period, as extended, referenced above such that Employee will pay the same amount as other employees with similar benefits.
     Employee will be entitled to convert his group life insurance policy to an individual policy, which said individual policy will be paid for solely by Employee and with no contribution from Company.
     Employee’s contribution to the Company’s 401 (K) plan with Company match, if any, will terminate effective January 15, 2006.
IV.
     Employee is not eligible to participate in the following Company benefits:
1.	Short term disability insurance

2.	Long term disability insurance

3.	Employee stock purchase plan

4.	Medical and dental benefits (except as noted in III above)
V.
     Other than the payments and benefits provided for in Paragraph III above, Company shall have no obligation to make any payments to or for the benefit of Employee or to provide any benefits of any kind available to other employees of Company, and Employee expressly releases Company of and from any obligation to make any other payments or provide any benefits of any kind related to his employment by Company; provided, however, that this Agreement will not effect benefits which are or became vested during the term of employment pursuant to this Agreement. Employee agrees to refrain from buying, selling or transferring the Company’s stock, or exercising options derived from the Company’s stock, until July 15, 2006, without the prior approval of the CEO. Employee will be subject to all insider trading policies, restrictions and requirements during the term of the Agreement.

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VI.
     During the term of this Agreement, Employee shall not, either as an individual on his own account; as a partner, joint venturer, employee, agent, or salesman for any person; as an officer, director or stockholder (other than a beneficial holder of not more than 5% of the outstanding voting stock of a company having at least 250 holders of voting stock) of a corporation; or otherwise, directly or indirectly:
1.	Solicit or recruit any person who is an employee or agent of the Company, either now or during such period, for employment in the private mortgage insurance business or for the purpose of soliciting or attempting to solicit any of the company’s customers or prospective customers.

2.	Solicit, directly or indirectly, any of the Company’s then current or prospective customers.

3.	Engage as a consultant to, or employee or agent of, any mortgage insurer, financial institution or other mortgage or mortgage service provider which competes, directly or indirectly, with the Company or is a customer or potential customer of the Company.
     Employee and the Company agree and acknowledge that the Company does business on a nationwide basis, with customers located throughout the United States, and that any breach by Employee of the restrictive covenant contained herein would immeasurably and irreparably damage the Company. Employee and the Company agree and acknowledge that the duration, scope and geographic areas applicable to the restrictive covenant in this Section VI are fair, reasonable and necessary to protect legitimate business interests of the Company and that adequate compensation has been received by Employee for such obligations.
VII.
     This Agreement and Employee’s employment hereunder shall terminate immediately upon Employee’s death. In such event, the Employee’s beneficiary will have all rights and privileges as set forth in the 1993 Long Term Stock Incentive Plan with respect to exercising Employee’s stock options and vested restricted stock.

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VIII.
     (a) Employee, for himself and his heirs, executors, administrators, successors, and assigns (collectively referred to hereafter in the Agreement as “Releasors”) hereby release, acquit and forever discharge Company, together with any affiliated or subsidiary corporations, and their respective present and former officers, directors, employees and agents (collectively referred to hereafter in the Agreement as “Releasees”), and their respective executors, administrators, successors, and assigns of and from all claims whether or not previously asserted against Releasees. This release specifically includes all claims by or on behalf of Releasors against Releasees, together with any and all claims, which might have been asserted by or on behalf of Releasors against Releasees in any suit, claim or charge on account of any matter or things whatsoever up to and including the date of the execution of the Agreement. Releasors further agree that they will not institute or be a party to, whether directly or indirectly, any civil action against Releasees under any federal, state or local authority or any common law theory (whether founded in tort or in contract), including but not limited to, 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the North Carolina Handicapped Persons Protection Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, or any similar legislation, constitutional provision, executive order or regulation, or any common law theory (whether founded in tort or contract) in connection with any act, state of facts, or occurrence or omission, whether or not previously asserted, either occurring before or existing on the date of the execution of this Agreement.
     (b) In the event of the initiation of any proceeding by Releasors against any of Releasees asserting a claim released by this Paragraph VIII, Releasees shall be entitled to plead this release in bar to any such claim and to assert a counterclaim against any such Releasors alleging breach of this Agreement. Releasors shall indemnify and hold harmless Releasees of and from any and all loss or damage whatsoever, costs, direct and indirect, and attorneys’ fees incurred in the defense of such proceeding and prosecution of counterclaim.

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     (c) Notwithstanding the above, Releasors will not be penalized in any manner for bringing an action that challenges the validity of the waiver of claims under the Age Discrimination in Employment Act and/or the Older Workers Benefit Protection Act (“the ADEA waiver”). In the event that Releasors successfully challenge the ADEA waiver and prevail on the merits of their claims under the ADEA, Releasees will be entitled to offset any recovery by amounts already paid under this Agreement. In the event that Releasees prevail in Releasors’ challenge to the ADEA waiver or on the merits of Releasors’ ADEA claim, Releasees will be entitled to any and all remedies provided by law.
IX.
     Employee agrees to reasonably cooperate with Company in assisting in the defense of any existing or future charges, claims, demands, complaints or lawsuits filed against Company, any of its related companies or subsidiaries or parent company that involve facts or decisions in which he had input or knowledge.
X.
     Employee acknowledges and agrees that he will never disclose to anyone any of Company’s trade secrets or confidential or proprietary information.
XI.
     Employee specifically acknowledges the following:
     (a) That he is advised in writing that he has the right to take at least twenty-one (21) days to consider this Agreement;
     (b) That he is advised in writing that he has the right and may consult with an attorney before executing this Agreement and acknowledges that he has had the opportunity to consult with an attorney;
     (c) That he has seven (7) days following his execution of this Agreement to revoke this Agreement. To revoke this Agreement, Employee should advise Company, and specifically Earl F. Wall, General Counsel, in writing of his decision to revoke it at or

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before the conclusion of the seven (7) day period;
     (d) That he recognizes that he is specifically releasing, among other claims, any claims under the Age Discrimination in Employment Act of 1967 and all amendments thereto;
     (e) That he is not waiving rights or claims that may arise after the date that this Agreement is executed.
XII.
     Employee represents that no promise, inducement or agreement not herein expressed has been made to him, and that this Agreement is the entire agreement between the parties hereto.
XIII.
     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.
XIV.
     Employee shall not defame, disparage or demean the Company or any director, officer, employee or agent of the same in any manner whatsoever, and directors and officers of the Company shall not defame, disparage or demean Employee in any manner whatsoever. This paragraph shall not preclude either party from responding truthfully to inquiries made in connection with any legal or governmental proceeding pursuant to subpoena or other legal process. As a material condition of this Agreement, Employee agrees that he will not appear as a witness in any matter adverse to the Company except under subpoena and will not provide any consultative services that are adverse to the Company in any way. Employee also agrees that if he is at any time requested to provide information, whether by subpoena or otherwise, in any matter involving or affecting the Company in which Employee was involved during his tenure as an employee, Employee will (1) notify the Company as soon as practicable, but in any event before providing the requested information; and (2) provide the Company the opportunity to participate in any meeting or proceeding to provide such information. In addition, unless Company has filed

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or otherwise disclosed this Agreement in a public forum, Employee shall maintain the terms and existence of this Agreement in strict confidence; provided, however, Employee may advise his wife, attorney, tax and financial advisors of this Agreement on the condition that they agree to maintain confidentiality as if they were a party to this Agreement.
XV.
     Employee acknowledges that he has carefully read this Agreement and knows and understands its contents. Employee further certifies that his signing of this Agreement acknowledges his intent to be bound by the provisions of this Agreement.
XVI.
     The Parties agree that if any provision or part of this Agreement is deemed to conflict with superseding federal or state law, such provision or part shall be deleted from the Agreement and the remainder of the Agreement shall remain in full force and effect.
XVII.
     This Agreement shall be construed in accordance with the laws of the state of North Carolina.
     This the 6th day of January 2006.

/s/ Ron D. Kessinger

Ronnie D. Kessinger

TRIAD GUARANTY INC. on behalf of itself, its subsidiaries and affiliates

By:	/s/ Mark K. Tonnesen

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